Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 26th day of May, 2016 by and among CPG International LLC, a Delaware corporation (“Employer”), and Jesse Singh (the “Executive”).

RECITALS

WHEREAS, the Executive desires to be employed by the Employer; and

WHEREAS, the Employer desires to employ the Executive and to utilize his management services as indicated herein, and the Executive has agreed to provide such management services to the Employer; and

WHEREAS, as a condition precedent and a material inducement for the Employer to employ and pay the Executive, the Executive has agreed to execute this Agreement and the Non-Competition Agreement (as defined below) and be bound by the provisions herein and therein; and

WHEREAS, capitalized terms used but not defined herein have the meaning ascribed to them in the Amended and Restated Agreement of Limited Partnership of AOT Building Properties, L.P. (the “Partnership”), dated September 30, 2013 (the “LP Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

1. Term and Duties.

(a) The Employer hereby agrees to employ the Executive as its President and Chief Executive Officer, with duties and responsibilities consistent with such positions, commencing on a date mutually agreed by the parties within ten (10) days of the date hereof (the “Start Date”) and continuing until either the Executive or the Employer terminates such employment (the “Employment Period”). On or as soon as practicable following the Start Date, the Executive will be appointed to the Board of Directors of the Employer (the “Board”). The Executive’s employment with the Employer will be for an unspecified duration and constitutes “at-will” employment.

(b) During the Employment Period, Executive will report directly to the Board. The Executive shall devote substantially all of his business time and attention and Executive’s best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with the Employer and its Subsidiaries, consistent with and subject to the direction and control of the Board; provided, however, that this provision will not be interpreted as prohibiting the Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on the board of directors or similar body of up to one (1) outside corporation or entity with the consent of the Board, which shall not be unreasonably withheld or

(iv) participating on boards of directors or similar bodies of non-profit corporations and other organizations, so long as such activities in clauses (i) through (iv) in the aggregate do not (A) interfere with the performance of the Executive’s duties and responsibilities hereunder, (B) create a fiduciary conflict, or (C) violate any of the Executive’s restrictive covenants.

2. Principal Work Location. The Executive’s principal place of employment will be in Skokie, Illinois, subject to reasonable business travel consistent with the Executive’s duties and responsibilities. The Employer understands and agrees that the Executive’s current principal place of residence is Minneapolis, Minnesota. The Employer will provide the Executive with reimbursement for temporary housing in or near Skokie, Illinois, for twelve (12) months following the Start Date in an amount not to exceed $7,500 per month (including rent and utilities), or such higher amount as is mutually agreed by the parties. Employer will reimburse Executive for his weekly cost of travel to and from Minneapolis, Minnesota for six (6) months following the Start Date (or such longer period as mutually agreed by the parties).

3. Compensation While Employed.

(a) Base Compensation. In consideration of the services to be rendered by the Executive while employed, the Employer shall pay to the Executive, in the aggregate, $650,000 per year (“Base Compensation”), payable bi-weekly and prorated for any partial employment period. The Base Compensation will be subject to annual review and adjustment by the Employer; provided that such review shall not result in a decrease in Base Compensation from that in effect at the time of such review.

(b) Bonuses. Subject only to the limitations set forth in this Agreement, commencing with the fiscal year beginning October 1, 2015, while employed the Executive shall be eligible to receive an annual target bonus (the “Target Bonus”) equal to 100% of Base Compensation, based upon the achievement of objectives under the Employer’s annual management incentive plan, as the Compensation Committee of the Board shall determine in consultation with the Executive. The Executive’s 2016 fiscal year bonus will be equal to (i) $650,000, adjusted for the Employer’s actual performance on the same scale as that applicable to other senior executives of the Employer, multiplied by (ii) 7/12.

4. Benefits.

(a) Subject to Section 4(b) below, the Executive shall be eligible to participate in any benefit plans offered by the Employer, such as health, dental, life insurance, vision, vacations and 401(k) (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Employer as in effect from time to time (collectively, “Benefit Plans”), on terms no less favorable than those generally available to other senior executives of the Employer, subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question; provided that (i) this Section 4(a) is not a “most favored nations” provision and only entitles the Executive to receive benefits that are made generally available to other senior executives of the Employer; and (ii) in lieu of any long-term disability benefits generally available to the employees of the Employer, the Executive shall be entitled to a long-term disability insurance policy, funded by the Employer, which would provide at least $25,000 in monthly benefits, commencing no later than three (3) months following the date on which Executive becomes totally and permanently disabled.

(b) Notwithstanding the foregoing, while employed the Executive shall be entitled, at a minimum, to the following: (i) major medical insurance coverage comparable to the insurance coverage provided by the Employer for executive officers; (ii) ten (10) days of paid sick leave during each full annual period (prorated for 2016) and (iii) five (5) weeks of paid vacation leave during each annual period (prorated for 2016).

5. Expenses.

(a) Unless otherwise determined by the Board, while employed, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Employer shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Employer’s generally applicable policies.

(b) The Employer shall promptly reimburse Executive for all reasonable and customary relocation, travel and moving expenses incurred by him within eighteen (18) months of the Start Date as a direct result of his initial relocation from his current primary residence in Minnesota to a location within reasonable commuting distance of the Employer’s executive offices in the greater Chicago, Illinois, area (the “Relocation Expenses”). The Relocation Expenses that Executive may incur shall be as mutually agreed by the parties, but shall include reimbursement of reasonable realtor’s fees and such other fees as the parties may mutually agree; at least two (2) house-hunting trips to Chicago for Executive and/or his spouse and dependents as reasonably necessary or desirable; the cost of packing and moving Executive’s household goods and the moving of all automobiles (except those that Executive chooses to drive) from Minnesota to Executive’s place of accommodation in Chicago; the cost of temporary storage of Executive’s household goods for up to six (6) months; and airfare to Chicago for all members of Executive’s immediate family. The Relocation Expenses do not include payment of any losses in connection with any capital transaction, such as the sale of a home. In the event that any of the payments or benefits due to Executive under this Section 5(b) is taxable to Executive, the Employer shall promptly make additional “gross up” payments to Executive sufficient to cover such additional taxes. The Employer shall pay Executive any amounts due to him under this Section 5(b) within thirty (30) days after submission of written documentation substantiating such amounts, but no later than December 31 of the year following the year in which they were incurred, and payment thereof shall be administered in compliance with Code Section 409A (as defined in Section 11 below).

6. Equity Participation.

(a) Upon execution of this Agreement, the Executive will be awarded a grant (the “Special Signing Grant”) in the amount of $1,000,000, payable 50% in the form of cash and 50% in the form of Common Interests of the Partnership. The cash portion of the Special Signing Grant will be paid and the equity portion of the Special Signing Grant will vest upon the earlier of (i) the second anniversary of the Start Date, subject to the Executive’s continued employment with the Employer, and (ii) the Executive’s resignation with Good Reason or termination without Cause. The equity portion of the Special Signing Grant will be subject to the terms of the LP Agreement and the applicable LP Interest Agreement (which will be substantially in the form of Exhibit A attached hereto). Notwithstanding Article X of the LP Agreement, the equity portion of the Special Signing Grant will not be subject to redemption by the Partnership upon a termination of employment, but will be subject to redemption by the Partnership at “Fair Market Value” as defined in the LP Agreement (“FMV”) upon a material breach of the Non-Competition Agreement. If the Executive files a timely election under Section 83(b) of the Code with respect to the equity portion of the Special Signing Grant, the Employer will provide the Executive with a full recourse loan (the “Loan”) in the amount of up to $250,000 for the purpose of paying any resulting tax liabilities. The Loan will bear interest at the federal short-term rate that is in effect on the date that the Loan is made and will come due in two (2) years (or upon earlier termination of employment). Employer may effect the repayment of the Loan by deducting the outstanding balance of the Loan from the cash portion of the Special Signing Grant when paid or from any severance payment paid to the Executive by the Employer.

(b) Subject to the terms and conditions set forth in the LP Agreement, within ten (10) business days after the Start Date, Executive shall purchase 500 Common Interests of the Partnership at a price equal to $1,000 per Common Interest. Notwithstanding Article X of the LP Agreement, such Common Interests will not be subject to redemption by the Partnership upon a termination of employment but will be subject to redemption by the Partnership at FMV upon a material breach of the Non-Competition Agreement.

(c) Subject to the terms and conditions set forth in the LP Agreement and the applicable LP Interest Agreement (which shall be substantially in the form of Exhibit B attached hereto), promptly after the Start Date, Executive will be granted 7,565 Time Vested Profits Interests and 7,565 Performance Vested Profits Interests (the “Base Interests”).

(d) Subject to the terms and conditions set forth in the LP Agreement and the applicable LP Interest Agreement (which shall be substantially in the form of Exhibit C attached hereto), promptly after the Start Date, the Executive will be granted 1,500 Time Vested Profits interests (the “Additional Interests”). Notwithstanding Article X of the LP Agreement, such Additional Interests shall be subject to redemption by the Partnership at FMV upon a resignation without Good Reason within three (3) years of the grant date.

7. Termination. The Executive’s employment shall terminate upon the first to occur of the following (each a “Termination Date”):

(a) The Executive’s death or disability (mental, physical or emotional), so that the Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any 365-day period;

(b) The Executive’s voluntary termination of his employment for any reason, upon not less than ten (10) business days’ written notice to the Employer; provided, however, that any termination by Executive pursuant to Section 7(d) shall not be treated as a voluntary termination under this Section 7(b);

(c) The Employer’s termination of the Executive’s employment with or without Cause (as defined in Section 10(a) below); or

(d) The Executive’s termination of his employment for Good Reason (as defined in Section 10(b) below).

8. Termination Payments.

(a) Except as otherwise provided herein, if the Executive’s employment is terminated pursuant to Section 7, the Executive’s Base Compensation and other benefits (it being understood that no Target Bonus shall be payable), if any, shall terminate at the end of the month during which such termination occurs. In addition, upon Executive’s termination of employment for any reason, the Employer shall (i) pay to Executive his accrued and unpaid Base Compensation and accrued but unused vacation no later than the next payroll date following such termination, and (ii) within thirty (30) days following such termination, reimburse Executive his expenses under Section 5 hereof (clauses (i) and (ii), collectively, the “Accrued Compensation”).

(b) Upon termination of the Executive’s employment without Cause or upon the Executive’s termination of his employment for Good Reason, the Employer shall be obligated, in lieu of any other remedies available to the Executive, to pay the Executive (i) the sum of 2.0 times his current Base Compensation and 1.0 times his current Target Bonus in equal monthly payments over the 18 months following the Termination Date; (ii) a pro rata portion of the annual bonus for the full year of termination based on the actual performance of the Employer for the full year of termination and the number of days the Executive was employed in such year (payable at such times as annual bonuses are paid to the Employer’s executives generally); (iii) any unpaid bonus already earned but not paid for the prior year; and (iv) continued payment of health care premiums for twenty-four (24) months after the Termination Date or, if earlier, until the Executive obtains new health care benefits from another Employer (the “Termination Payment”); provided, however, that payment of the Termination Payment is conditioned on (x) the Executive’s execution of a release that becomes effective within sixty (60) days following the date of termination of employment in favor of the Employer and its affiliates in the form attached hereto as Exhibit D and (y) the Executive’s compliance with the Non-Competition Agreement attached hereto as Exhibit E (the “Non-Competition Agreement”). The Termination Payment is payable under this Section 8(b) in accordance with the payroll practices of the Employer and shall not commence until the first payroll period following the sixtieth (60th) day after the date of termination of employment. The first such payment under this Section 8(b) shall be equal to the aggregate amount that would have been paid to the Executive during the first sixty (60) days following the date of termination had the delay provided herein not applied.

(c) In the event of a termination of the Executive’s employment pursuant to Section 7(a) as a result of his death or disability, the Employer shall pay to the Executive, his estate or legal representative, as the case may be, any unpaid bonus already earned but not paid for the prior year, all amounts accrued to the date of termination and payable to the Executive under any bonus, incentive or other plan, and a pro rata portion of the annual bonus for the full year of termination based on the actual performance of the Employer for the full year of termination and the number of days the Executive was employed in such year (payable at such times as annual bonuses are paid to the Employer’s executives generally).

(d) In the event of a termination of the Executive’s employment for Cause, the Executive’s termination of his employment without Good Reason, the Employer shall pay to the Executive all amounts accrued to the date of termination and payable to the Executive under any bonus, incentive or other plan.

(e) Any termination of the Executive’s employment shall not adversely affect or alter the Executive’s rights under any employee benefit plan of the Employer in which the Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

9. Restrictive Covenants. This Agreement is subject to the Executive’s entering into the Non-Competition Agreement.

10. Definitions.

(a) “Cause” as used herein shall mean the Executive’s (i) conviction for an act which constitutes common law fraud, embezzlement or a felony, or for an act of moral turpitude; (ii) gross negligence on the part of the Executive in the performance of his duties; (iii) breach of his duty of loyalty or care to the Employer that causes material injury to the Employer, except acts taken, or not taken, in good faith and with a reasonable belief that such acts (or inaction) were in the best interests of the Employer; (iv) ongoing willful refusal or failure to perform the Executive’s duties or willful refusal or failure conform to the reasonable direction of the Board of Directors, in each case after receiving written notice describing his noncompliance and being given a ten (10) days opportunity to cure (to the extent curable) such noncompliance; or (v) material breach by the Executive of this Agreement, the Non-Competition Agreement or any other material written agreement with the Employer, which is not cured (to the extent curable) within ten (10) business days following written notice from the Employer.

(b) “Good Reason” shall mean (i) there is a reduction of the level of the Employer’s base salary or target bonus, (ii) a material reduction in the Executive’s duties, authority, or scope of duties, provided that this clause (ii) shall not be triggered by the Sponsors’ hands-on involvement with the Employer; (iii) removal of the Executive from his position and responsibilities, which is not effected for Disability or for Cause, including without limitation, failure to appoint the Executive to the Board of Directors, (iv) failure to pay the Executive the compensation payable under the Agreement; (v) the relocation of the Employer’s office at which the Executive is principally employed to a location more than 35 miles from such office, except for required travel on the Employer’s business to an extent substantially consistent with the Executive’s business travel obligations, or (vi) a material breach by the Employer of this Agreement, in each case provided that the Executive has given the Employer written notice of the termination within ninety (90) days of the first date on which the Executive has knowledge of such event or conduct and the Executive has provided the Employer with at least thirty (30) days to cure (to the extent curable).

11. Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Code Section 409A”), and all provisions of this Agreement be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

12. Consideration. The Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of the Executive’s covenants set forth herein or in the Non-Competition Agreement.

13. No Prior Agreements. The Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

14. Miscellaneous.

(a) Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Executive:

Jesse Singh

Address on file with the Employer

with copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn: Loretta R. Richard

if to the Employer:

Ares Corporate Opportunities Fund IV, L.P.

c/o Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attn: Daniel Lukas

Ontario Teachers’ Pension Plan Board

5650 Yonge Street, 7th & 12th Floor

Toronto, ON M2M 4H5

Attn: Russell Hammond

with copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Alison S. Ressler

Rita-Anne O’Neill

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

(b) The Employer agrees that it will reimburse Executive for reasonable legal fees incurred in connection with the negotiation of this Agreement, subject to a maximum of $50,000.

15. No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Employer under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

16. Indemnification. The Executive will be indemnified by Partnership and the Employer to the extent provided in the by-laws and articles of incorporation of Partnership and the Employer for all services provided by the Executive as an officer or director of the Employer and/or Partnership, whether or not the claim is asserted during the Employment Period. The Employer agrees to maintain reasonable and customary directors’ and officers’ liability insurance with tail coverage of six (6) years following the termination of employment of the Executive.

17. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of the Executive. The Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further obligations of any kind whatsoever shall be owed by the Employer. This Agreement, the LP Agreement, the LP Interest Agreements referred to herein and the Non-Competition Agreement constitute the entire agreement between the parties with respect to the matters herein and therein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by the Employer and Executive.

18. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by the Employer and its successors and assigns, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

19. Employer’s Successors. Any successor to the Employer, whether by purchase, lease, merger, consolidation, liquidation or otherwise, or to all or substantially all of the Employer’s business and/or assets shall assume the obligations under (and be entitled to the benefits of and to enforce) this Agreement and shall expressly agree to perform the obligations under this Agreement in the same manner and to the same extent as the Employer would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “the Employer” shall include any successor to the Employer’s business and/or assets that executes and delivers an assumption agreement described in this Section 19 or that becomes bound by the terms of this Agreement by operation of law.

20. Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

21. Remedies; Waiver. No remedy conferred upon the Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

22. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

23. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois, without application of conflict of laws principles.

24. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement

25. Withholding Taxes. All payments hereunder will be subject to withholding federal, state, local and social security and other applicable withholding taxes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL LLC

By:	/s/ Brian Cooper
Name: Brian Cooper
Title: General Counsel

THE EXECUTIVE:

Name: Jesse Singh

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL LLC

By:
Name:
Title:

THE EXECUTIVE:

/s/ Jesse Singh
Name: Jesse Singh